Exhibit 99.1

1 Nexters Global June, 2021 INVESTOR P R E S E N T A T IO N

2 Di s claimer This presentation has been prepared for use by Kismet Acquisition Corp (“Kismet”) and Nexters Global Ltd . (“Nexters”) in connection with their proposed business combination, pursuant to which Kismet will become a wholly owned subsidiary of a newly created BVI company (“Pubco”) and Pubco will acquire all of the issued and outstanding shares of Nexters to form the combined business (the “business combination”) . This presentation is for information purposes only and is being provided to you solely in your capacity as a Kismet investor in considering the business combination and may not be reproduced or redistributed, in whole or in part, without the prior written consent of Kismet and Nexters . Neither Kismet nor Nexters makes any representation or warranty as to the accuracy or completeness of the information contained in this presentation . This presentation is not intended to be all - inclusive or to contain all the information that a person may desire in considering the business combination and is not intended to form the basis of any investment decision in Kismet . You should consult your own legal, regulatory, tax, business, financial and accounting advisors to the extent you deem necessary, and must make your own investment decision and perform your own independent investigation and analysis of the business combination and the transactions contemplated in this presentation . This presentation shall neither constitute an oﬀer to sell or the solicitation of an oﬀer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the oﬀer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction . The information contained in this presentation is only addressed to and directed at persons in member states of the European Economic Area (each a “Relevant State”) who are “qualified investors” within the meaning of Article 2 of Regulation (EU) 2017 / 1129 (as amended, the “Prospectus Regulation”) or persons in the United Kingdom who are “qualified investors” within the meaning of Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (together, “Qualified Investors”) . In the United Kingdom, the presentation is being distributed only to, and is directed only at, Qualified Investors who are persons (i) having professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) falling within Article 49 (2)(a) to (d) (“high net worth companies, unincorporated associations etc . ”) of the Order, or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “Relevant Persons”) . The information must not be acted on or relied on (i) in the United Kingdom, by persons who are not Relevant Persons, and (ii) in any Relevant State, by persons who are not Qualified Investors . Any investment or investment activity to which the information relates is available only to or will be engaged in only with, (i) Relevant Persons in the United Kingdom, and (ii) Qualified Investors in any Relevant State . NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PRESENTATION IS TRUTHFUL OR COMPLETE. Industry and Market Data . The data contained herein is derived from various internal and external sources . No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any projections or modeling or any other information contained herein . Any data on past performance or modeling contained herein is not an indication as to future performance . Kismet and Nexters assume no obligation to update the information in this presentation . Use of Projections . The financial projections, estimates and targets in this presentation are forward - looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Kismet’s and Nexters’s control . Although all financial projections, estimates and targets are necessarily speculative, Kismet and Nexters believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation . The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to diﬀer materially from those contained in the financial projections, estimates and targets . The inclusion of financial projections, estimates and targets in this presentation should not be regarded as an indication that Kismet and Nexters, or their representatives, considered or consider the financial projections, estimates and targets to be a reliable prediction of future events . Use of Non - IFRS Financial Measures . This presentation includes certain financial measures that are not prepared in accordance with the International Financial Reporting Standards as promulgated by the International Standards Accounting Board (“IFRS”) and that may be different from non - IFRS financial measures used by other companies . These non - IFRS measures, and other measures that are calculated using these non - IFRS measures, are an addition, and not a substitute for or superior to measures of financial performance prepared in accordance with IFRS and should not be considered as an alternative to operating income, net income or any other performance measures derived in accordance with IFRS . Nexters believes that these non - IFRS measures of financial results (including on a forward - looking basis) provide useful supplemental information to investors about Nexters . Nexters’s management uses forward looking non - IFRS measures to evaluate Nexters’s projected financial and operating performance . However, there are a number of limitations related to the use of these non - IFRS measures and their nearest IFRS equivalents . For example other companies may calculate non - IFRS measures diﬀerently, or may use other measures to calculate their financial performance, and therefore Nexters’s non - IFRS measures may not be directly comparable to similarly titled measures of other companies . Additionally, to the extent that forward - looking non - IFRS financial measures are provided, they are presented on a non - IFRS basis without reconciliations of such forward - looking non - IFRS measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations . Additional Information ; Participants in the Solicitation . Nexters has filed a preliminary proxy statement/prospectus, and will file a definitive proxy statement/prospectus and other relevant documents with the SEC . Kismet shareholders and other interested persons are urged to read the proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information about Kismet, Nexters and the contemplated business combination . Kismet shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Kismet, Nexters and the contemplated business combination, without charge, at the SEC’s website located at www . sec . gov . Kismet and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Kismet’s shareholders in connection with the proposed transaction . A list of the names of such directors and executive officers and information regarding their interests in the business combination are contained in the proxy statement/prospectus . You may obtain free copies of these documents as described in the preceding paragraph . This presentation does not contain all the information that should be considered in the contemplated business combination . It is not intended to form any basis of any investment decision or any decision in respect to the contemplated business combination . The definitive proxy statement will be mailed to shareholders as of a record date to be established for voting on the contemplated business combination when it becomes available . Forward Looking Statements . Certain statements in this presentation may constitute “forward - looking statements” for purposes of the federal securities laws . Forward - looking statements include, but are not limited to, statements with respect to (i) Nexters’s revenues, bookings, performance, strategies, prospects and other aspects of the businesses of Nexters or Kismet, or the combined company after completion of the business combination, (ii) trends in the gaming industry, (iii) Nexters’s target cohorts and user and the expected arrangement with them, (iv) Nexters’s projected growth opportunities, including relative to its competitors and (v) other statements regarding Kismet’s or Nexters’s expectations, hopes, beliefs, intentions or strategies regarding the future . Such statements are based on current expectations that are subject to risks and uncertainties . In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward - looking statements . The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward - looking statements, but the absence of these words does not mean that a statement is not forward - looking . The forward - looking statements contained in this presentation are based on Kismet’s and Nexters’s current expectations and beliefs concerning future developments and their potential effects on Kismet and Nexters . There can be no assurance that future developments affecting Kismet and Nexters will be those that Kismet and Nexters have anticipated . Forward - looking statements involve a number of risks, uncertainties (some of which are beyond Kismet’s and Nexters’s control) or other assumptions . Many factors could cause actual results or performance to be materially different from those expressed or implied by the forward - looking statements in this presentation, including (i) that the business combination may not be completed in a timely manner or at all, which may adversely affect the price of Kismet’s securities, (ii) the risk that the business combination may not be completed by Kismet’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Kismet, (iii) the failure to satisfy the conditions to the consummation of the business combination, including the approval of the business combination agreement by the shareholders of Kismet and the satisfaction of the minimum trust account amount following any redemptions by Kismet’s public shareholders, (iv) the lack of a third - party valuation in determining whether or not to pursue the business combination, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, (vi) the effect of the announcement or pendency of the business combination on Nexters’s business relationships, operating results, and business generally, (vii) risks that the business combination disrupts current plans and operations of Nexters, (viii) the outcome of any legal proceedings that may be instituted against Nexters or against Kismet related to the business combination agreement or the business combination, (ix) the ability to maintain the listing of Kismet’s securities on a national securities exchange, (x) changes in the competitive and regulated industries in which Nexters operates, variations in operating performance across competitors, changes in laws and regulations affecting Nexters’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the business combination, and identify and realize additional opportunities, (xii) the potential inability of Nexters to achieve its projected bookings growth and scale its platform, (xiii) the potential inability of Nexters to maintain its diversified global revenue stream and cohort relationships, (xiv) the potential inability of Nexters to become a consolidator in the gaming industry, (xv) the enforceability of Nexters’s intellectual property, (xvi) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which Nexters operates and (xvii) costs related to the business combination and the failure to realize anticipated benefits of the business combination or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions . The foregoing list of factors is not exhaustive . You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form F - 4 relating to the business combination, filed by Nexters and other documents filed by Nexters and Kismet from time to time with the SEC . Should one or more of these risks or uncertainties materialize, or should any of Kismet’s or Nexters’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward - looking statements . Forward - looking statements speak only as of the date they are made . Readers are cautioned not to put undue reliance on forward - looking statements, and Kismet and Nexters undertake no obligation to update or revise any forward - looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws .

Key risks relating to Ne x ters In connection with the preparation of the Company’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, the Company has identified material weaknesses in its internal controls over financial reporting Our core game offering, Hero Wars, generates a substantial portion of our revenue. There can be no assurance as to the continued success of such offering, and we may be unable to offset any declines in revenues from Hero Wars If we fail to develop new games that achieve broad popularity, we may be unable to attract new players or retain existing players, which could negatively impact our business The recent COVID - 19 pandemic and similar health epidemics, contagious disease outbreaks and public perception thereof, could significantly disrupt our operations and adversely affect our business, results of operations, cash flows or financial condition We rely on third - party platforms, such as the iOS App Store, Facebook, and Google Play Store, to distribute our games and collect revenues generated on such platforms and rely on third - party payment service providers to collect revenues generated on our own platforms A small percentage of total users have generated a majority of our revenues, and we may be unable to attract new paying or retain existing paying users and maintain their spending levels We utilize a free - to - play business model, which depends on players making optional in - game purchases, and the value of the virtual items sold in our games is highly dependent on how we manage the game revenues and pricing models We operate in a highly competitive industry with low barriers to entry, and our success depends on our ability to effectively compete Our ability to successfully attract in - game advertisers depends on our ability to design an attractive advertising model that retains players If we develop new games that achieve success, it is possible that these games could divert players of our other games without growing the overall size of our network, which could harm our results of operations Changes to digital platforms’ rules, including those relating to “loot boxes,” or the potential adoption of regulations or legislation impacting loot boxes, could require us to make changes to some of our games’ economies or design, which could negatively impact the monetization of these games reducing our revenues We rely on a limited number of geographies for a significant portion of our revenues Our systems and operations are vulnerable to damage or interruption from natural disasters, power losses, telecommunications failures, cyberattacks, terrorist attacks, acts of war, human errors, break - ins and similar events 3

4 Key risks relating to Ne x ters (cont’d) Any failure or significant interruption in our network could impact our operations and harm our business Our success depends on the security and integrity of the games we offer, and security breaches or other disruptions could compromise our information or the information of our players and expose us to liability, which would cause our business and reputation to suffer If we sustain cyber - attacks or other privacy or data security incidents that result in security breaches, we could suffer a loss of sales and increased costs, exposure to significant liability, reputational harm and other negative consequences We rely on information technology and other systems, and any failures in our systems or errors, defects or disruptions in our games could diminish our brand and reputation, subject us to liability and disrupt our business and adversely impact our results of operations Our business depends on the growth and maintenance of wireless communications infrastructure We are subject to various laws and regulations in the jurisdictions in which we operate, many of which are unsettled or are subject to change. We may be unable to identify or address regulatory changes in timely manner or at all, which could lead to additional compliance costs, customer claims and investigations by regulators, which in turn, can have a material adverse effect on our financial condition and results of operations Data privacy and security laws and regulations in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions, civil lawsuits (including class action or similar representative lawsuits) and other penalties; such laws and regulations are continually evolving. Our or our platform and service providers’ actual or perceived failure to comply with these laws and regulations could harm our business Our intellectual property rights and proprietary information help protect our business. If we are unable to obtain, maintain and enforce intellectual property protection for our games, or if the scope of intellectual property protection is not sufficiently broad, others may be able to develop and commercialize games substantially similar to ours, and our ability to successfully commercialize our games may be compromised We use open source software in connection with all of our games, which may pose particular risks to our proprietary software, games and services in a manner that could have a negative impact on our business Due to the nature of our business, we are likely subject to significant taxes and fees that could increase at any time and could materially affect our financial condition and results of operations Changes in tax laws or approach to their enforcement, new tax rulings, and audits or examinations of our filing positions, including withholding taxes, could materially affect our financial condition and results of operations

5 Key ope r ating and non - IFRS metrics used in the presentation In this presentation, we use a number of non - IFRS financial metrics which we believe accurately, in material aspects, reflect the principal parameters of our historic and projected performance. For further information, see the preliminary proxy statement/prospectus on Form F - 4 filed with the SEC. O p era t in g m e t r i c s Monthly active users (MAUs) are the number of individuals who played a particular game in the 30 - day period ending with the measurement date Daily active users (DAUs) are the number of individuals who played one of our games during a particular day Monthly paying users (MPUs) are the number of individuals who made a purchase of a virtual item at least once on a particular platform in the 30 - day period ending with the measurement date Monthly Payer Conversion is the total number of MPUs, divided by the number of MAUs Average Bookings Per Paying User (ABPPU) is the total Bookings attributable to in - game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period Bookings The company views bookings as a fundamental top - line metric used to manage the business and a useful indicator of the activity in any given period Bookings is the revenue generated from both in - game purchases and advertising before taking into account deferral of certain revenue attributable to purchases of durable virtual items Bookings is a non - IFRS financial measure that is equal to the total revenue we recognize in a given period, plus the net change in deferred revenue during the period Bookings should not be construed as an alternative to revenue as an indicator of operating performance as determined in accordance with IFRS Other companies might potentially use other definitions of bookings A dju s t e d pl a tf o r m c o mm i ss ion s Adjusted platform commissions is the commissions charged by platforms which it uses to distribute its games, before taking into account deferral of certain commission fees Adjusted platform commissions is a non - IFRS financial measure, and should not be construed as an alternative to platform commissions, the most comparable IFRS measure, as an indicator of operating performance as determined in accordance with IFRS. Adjusted platform commissions should not be considered as an alternative to platform commissions as a component of financial performance, or any other performance measure derived in accordance with IFRS

Today's presenters

KISMET



Ivan Tavrin
Founder & CEO
- One of the most prominent and experienced TMT investors in Russia
- Former CEO of MegaFon, #2 telco in Russia
- Pre-IPO investor in Ozon and HeadHunter



Oleg Bibergan
Partner
- 13 years principal investing experience at GS Special Situations Group with focus on tech incl. HeadHunter, Kaspi, CIAN, IXCellerate
- Investor and board observer in global VC-backed companies Miro and Dostavista nexters



Andrey Fadeev
Co-Founder & CEO
- 10+ years in mobile and social games
- Founder of multiple Internet & Gaming businesses



Alexander Karavaev
Chief Financial Officer
- 10+ years as CFO and board member in leading public Internet and Fintech companies



Anton Reinhold
Chief Business Development Officer
- 10+ years in leading Internet & Software companies in sales and marketing



Roman Safiyulin
Investor Relations Officer
- 7 years in Investor Relations and Capital Market transactions in leading public companies

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Source: Company information

B u s in es s O verv i e w

8 Ne x ters at a glance Source: Company information, AppMagic (1) The Company defines Bookings as revenue generated from both in - game purchases and advertising before taking into account deferral of certain revenue attributable to purchases of durable virtual items (2) Based on in - game purchases net of platform fees over January – November 2020 (data provided by AppMagic), excluding developers owned by other companies (3) Data for Hero Wars only (4) The Company defines Average Bookings Per Paying User, or ABPPU, as its total Bookings attributable to in - game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period (5) Net cash flow from operating activities / bookings Blockbuster mid - core RPG • Multiple platforms • Global audience • Attractive growth Mobile Social Web $125 Average bookings per paying user (2020) (4) Monetization 284k Payin g us e rs (2020) ~5x Paying users growth (last 2 years) (3) ~8x MAU growth (20 1 8 - 2020 ) (3) Growth ~10x Bo o kin g s g r owth (2018 - 2020) 3 New titles in 2021 pipeline Scale $443m Bo o kin g s (2020) (1) Top - 5 Independent mobile games developer in Europe (2) 5.7m MAU (20 2 0 ) Profitability 27% Operating CF Margin (2020) $121m Op e r a ting CF (2020) (5)

9 Evolu t ion into a global gaming entertainment platform Source: Company information, AppMagic Note: Cumulative installs and paying users dynamics for Hero Wars only (1) In a Russian social network – VK (2) Currently, the Group has employees in Cyprus, Moscow and other cities and countries (3) According to AppMagic (4) Cumulative installs data for Hero Wars only 2016 2017 2019 2020 - YTD Launch of the first two titles Bukhman brothers acquired a 43% stake in Nexters Top - 10 mobile game developer in Europe (3) 3.8x bookings growth over the year 6.2x Hero Wars MAU growth over the year Bukhman brothers (founders of Playrix) became shareholders Full focus on scaling in mobile Hero Wars Web launched in April 2018 US is the largest bookings contributor (~ 37% ) Plans to launch 3 new products in 2021 (soft launch of Chibi Island) Nexters today Main team settled in Cyprus (2) 50m cumulative installs (4) 100m cumulative installs (4) 10m cumulative installs (4) 250k paying users ~ 10x Bookings growth (2018 - 20) Andrey and Boris met in 2010 Hero Wars launched in March (Social) Hero Wars became game of the year (1) 2010 - 15 First game launched in 2013 ~400k paying users 100k paying users

Global business with unique competitive advantages

Founder-led gaming company

10+ years of working together in eastern European mobile community

Seasoned team[1]

503	185
Total Headcount	Women (37% total)
58	445
Employees in Cyprus	Employees in Russia and other countries

Cost-advantaged location (HQ in Cyprus + Eastern European Cost Center)

European gaming industry hub

Unique access to gaming talent pool via thriving ecosystem in Russia / CIS

Developers, creatives, analysts, etc.

Global Revenues



Other (2)
8%
FSU Countries(3)
15%
$443m
Bookings
(2020)
37%
US
16%
Asia
24%
Europe

Strategic relationship with the founders of the leading global mobile games developer playrix

Limited churn among the core team members (many have been working together for 10+ years)

Source: Company information
(1) As of 30 April 2021
(2) Including bookings not allocated to any specific geography
(3) FSU refers to former Soviet Union countries

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11 Gami n g has become truly global and eclipsed other major forms of entertainment Source: Newzoo Global Games Market Report 2020, publicly available sources Note: Market sizes and growth for 2020, unless stated otherwise (1) Market size and growth for 2019 (2) Global traditional TV TV (2) $228bn OTT video $58bn (~6%) ~26% EM E A 22% Americas 30% Asia 48% Gaming $175bn 19. 6% 25. 6 % Mobil e $86bn 2.7bn Gamers globally in 2020 3.1bn Gamers globally in 2023E Growth (YoY) Recorded Music (1) $20bn ~8% $11bn ~23% Music Stream i n g (1)

12 Hero War s – blockbuster mid - core RPG IP… Blockbuster mid - core multi - platform RPG… …well - received by gamers globally Top - 100 Grossing worldwide mobile app (1) #1 Mobile game in Russia in 2020 by consumer spend (2) 7m Downl o ad s in 2020 29m 4.5/5.0 Ratings (3) 4.5/5.0 #13 Top charts – gross in g (US) (4) #4 Source: Company information, AppMagic, App Annie, public sources Note: Data for Hero Wars only (1) As of December 2020 (2) According to App Annie (3) Rating for current version in the United States’ Apple App Store and Google Play Store as of December 31, 2020 (4) Top charts | Grossing rankings as of 31 December 2020

…on track to become a "forever franchise" given consistently strong performance since 2018

- Nexters offers a suite of games on three separate platforms
- Expertise to cater to different user tastes
- Reduces risk of over-dependence on a single platform

Mobile



Social



Web



Hero Wars bookings split by platform (2020)

Bookings ($m)


Web
7%
Social
19%
$439m
Bookings
(2020)
74%
Mobile

~14x

Bookings growth (2018-20)

Hero Wars DAU split by platform (2020)

DAU (ppl)


Web
8%
Social
27%
797k
DAU
(2020)
65%
Mobile

~5x

DAU growth (2018-20)

The Hero Wars franchise succeeds across platforms with differentiated gameplay for each platform

Source: Company information
Note: Data for Hero Wars only

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Grow t h Opportunity

Efficient marketing and user acquisition

nexters


Visitors
High conversion from visitors to installs
for both deep link and organic acquisition channels
Installs
Lower stickiness and retention vs. peers given
broad user acquisition strategy
Daily active users
Those who stay in the game are likely
to become paying users
Daily buyers

- Broad user acquisition strategy focused on getting users directly into the game
- Data-driven decision making supported by predictable and attractive cohorts
- Live operations, frequent promotions, and active communities with over 6.5M[4] views on YouTube
- Less than 6 months breakeven from install[1] (focus on users with 1st year LTV[2] > CAC[3])
- Marketing efficiency driven by scale of operations, constant creative message innovation, and expertise in ad buying

Source: Company information

(1) Calculated as weighted average payback across all platforms for cohorts, originated in 1H 2020

(2) Defined as cumulative revenue from monthly cohort of players during first 360 days, estimated using internal statistical models, divided by number of installs in a monthly cohort

(3) Defined as marketing costs divided by number of installs in a monthly cohort of players

(4) Nexters Global and Hero Wars Central combined

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16 Da t a - driven user acquisition, engagement and monetization Source: Company information (1) The Company defines Monthly Paying Users, or MPUs, as the number of individuals who made a purchase of a virtual item at least once on a particular platform in the 30 - day period ending with the measurement date; semi - annual MPU is the average of MPUs for each month for the respective half a year (2) The Company defines Monthly Payer Conversion as the total number of MPUs, divided by the number of MAUs (3) The Company defines Average Bookings Per Paying User, or ABPPU, as its total Bookings attributable to in - game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period 54 86 117 133 0 40 80 1 2 0 1 6 0 H 1'19 H 2'19 H 1'20 H 2'20 Evolution of DAU Monthly paying users (1) Average bookings per paying user (3) DAU (‘000) (‘000) ($ / month) 477 758 956 835 - 2 5 0 5 0 0 7 5 0 1,0 0 0 H 1'19 H 2'19 H 1'20 H 2'20 17% 15% DAU / MAU 14% 17% 132 234 284 285 0 1 2 0 2 4 0 3 6 0 H 1'19 H 2'19 4.4% 4.7% 4.3% 5.9% H1'20 H2'20 Payer conversion % (2)

17 Pla t form built to scale… Source: Company information (1) Average MAU over 2020 Differentiated platform delivering numerous technology innovations 5. 7 m users (1) Efficient user acquisition Superior monetization Proprietary user acquisition tech Fraud detection Data manage m e n t Trust & safety Tremendous scale potential Repeatability of gaming development process / Cross - platform capabilities In - game social network AI - driven customized offerings Innovative features Live - ops at scale D a ta - driven content R e al - ti me data

18 Soft launch Playtest / tech launch Prototyping / ideating …and fuel Ne x ters’ content development strategy Source: Company information 3 2 1 ~ 5% 7 0% 3 5 % Nexters’ scale will enable it to release 1 - 2 titles per year via parallel - track prototyping & development Core game release 4

19 Multiple o r ganic growth opportunities… Source: Company information (1) NewZoo, as of the 2020 year - end (2) The Company defines Average Bookings Per Paying User, or ABPPU, as its total Bookings attributable to in - game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period (3) NewZoo, for 2020 year Expand TAM 1 $12bn Mobile RPGs TAM (1) 2 3 4 Expand user base Improve monetization Expand geography 5.4m MAUs for Hero Wars today $125 Average bookings per paying user (2020) (2) ~$160 ABPPU as in the Web segment of the business (2020) (2) 16% Bookings from Asia ~50% Bookings from Asia as overall in gaming industry (3) Target $86bn Mobile gaming TAM (1) Target 10m MAUs for H e ro Wars Targ e t Targ e t

...with 3 new titles in 2021 pipeline and beginning of work on Hero Wars 2 nexters

	Chibi Island	Puzzle Island	Riddle Island
			
Genre	**Farming game with expeditions (adventures)**	**Farming game with expeditions (adventures)**	**Expeditions with match3**
Core loop mechanics	Classic farming cycle Energy-based expeditions Building cycle	Classic farming cycle Energy-based expeditions Building cycle	Earn stars in match3 and use those stars as energy in expeditions
Current status	Soft-launched on iOS and Android in 135 countries	Fine-tuning various aspects, content production before soft launch	Creating content before soft launch
Expected timeline	2021: Schedule Official Release, continue adding content with a focus on storyline and live-ops	3Q'21: soft launch, polishing intro and farming mechanics	3Q'21: soft launch 4Q'21: launch
Similarities of new titles with Hero Wars	• Strong focus on social mechanics in the game (co-op, PvP) • Live ops & diverse in-game event system	• Focus on payment offers, bundles and an adaptive offer recommendation system • Focus on community	• Adoption of new types of gameplay (minigames) and connect them with core mechanics • Creating a platform rather than a game • Charismatic and complex characters

20

Source: Company information

21 Well - posi t ioned to become a consolidator in the gaming space in the CIS and beyond Source: Company information (1) FSU refers to former Soviet Union countries Our unique attributes Our approach to M&A Wide playing field: we estimate there are 1,000+ independent studios in Russia/FSU (1) Segments / genres in focus: casual and mid - core mobile gaming (our core area of expertise) to diversify current portfolio Our value creation playbook: marketing/user acquisition, data - driven approach to title selection and monetization Consideration / price paid: value - accretive and disciplined approach Financing: combination of own cash flow, issuance of debt and equity Integration of targets: autonomy in content development; guidance in data - driven approach to selection of content for development to maximize ROI Transformational opportunities: opportunistic approach, leveraging network connections with game developers in Russia / CIS Value creation pla y book Common culture and language with Russian / CIS studios Industry network connections and expertise in M&A

Fina n cial Highlights

23 Key fi n ancial highlights Source: Company information (1) (2) (3) (4) The Company defines Bookings as revenue generated from both in - game purchases and advertising before taking into account deferral of certain revenue attributable to purchases of durable virtual items The Company defines Average Bookings Per Paying User, or ABPPU, as its total Bookings attributable to in - game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period Q4’2020 vs Q1’2019 Net cash flow from operating activities / bookings Solid growth in 2019 - 2020 bookings following adoption of the new marketing and user acquisition strategy $443m Bookings (1) (2020) ~3x Bookings growth (2019 - 2020) Efficient monetization of the payers base and improving ABPPU $136 Average bookings per paying user (2) (Q4’20) ~3x Average bookings per paying user growth (3) Limited capex underpinning robust free cash flow generation $121m Net cash flow from operating activities (2020) 27% Operating CF margin (4) (2020)

24 Attrac t ive top - line growth, as well as strong profitability and cash generation… Source: Company information (1) (2) The Company defines Bookings as revenue generated from both in - game purchases and advertising before taking into account deferral of certain revenue attributable to purchases of durable virtual items Net cash flow from operating activities / bookings 169 443 2019 2020 ~ 3 x 15 121 2019 2020 9% 27 % OCF Mar g i n (2) 94 260 2019 2020 ~3x Proven bookings growth trajectory… …with comparable uptick in revenue… …and robust operating cash flow generation Bookings ($m) (1) Revenue ($m) Net cash flow from operating activities ($m)

25 …back e d by diversified global bookings with repeatable cohorts ~97% of bookings generated by in - game purchases Source: Company Information (1) (2) (3) In - game purchases only Including bookings not allocated to any specific geography FSU refers to former Soviet Union countries 37% 24% 15% 16% 8% 56% 52% 56% 64% 70% 82% 83% 88% 44% 48% 44% 36% 30% 18% 17% 12% Q1 2 0 19 Q2 2 0 19 Q3 2 0 19 Q4 2 0 19 Q1 2 0 20 Q2 2 0 20 Q3 2 0 20 Q4 2 0 20 $443m Book i ng s (2) (2020) Previous cohorts (cumulative) Curre n t co ho rt US Europe Asia FSU Countries (3) Other (2) Bookings by user cohorts Quarterly cohorts (% of bookings) (1) Bookings by geography %

26 115 150 201 267 291 277 286 284 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Ne x ters built and grew the loyal payers base with superior ABPPUs… Source: Company information (1) (2) (3) The Company defines Monthly Paying Users, or MPUs, as the number of individuals who made a purchase of a virtual item at least once on a particular platform in the 30 - day period ending with the measurement date; Quarterly MPU is the average of MPUs for each month for the respective quarter The Company defines Monthly Payer Conversion as the total number of MPUs, divided by the number of MAUs The Company defines Average Bookings Per Paying User, or ABPPU, as its total Bookings attributable to in - game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period 5. 1% 6. 9% 3. 8% 5. 3% 4. 3% 4. 6% 4. 1% 5. 2% 46 61 70 107 98 128 131 136 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Pa y er Conv e rsi o n (2) , % Robust user base… Monthly paying users (‘000 users) (1) …underpinning growth in ABPPU due to expanding share of high - payers Average bookings per paying user ($/month) (3)

27 …resulting i n rapid bookings growth Source: Company information Note: Numbers may not add up due to rounding (1) (2) The Company defines Bookings as revenue generated from both in - game purchases and advertising before taking into account deferral of certain revenue attributable to purchases of durable virtual items Compound quarterly growth rate 9 19 32 63 78 84 87 79 8 9 11 17 22 20 22 1 19 4 9 17 16 28 44 81 1 98 110 116 119 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q4 2020 Mo b ile So c ial W eb 33% Q 1 ’1 9 – Q 4 ’ 2 0 Growth (2) Share of mobile bookings declining due to tactical redirection of marketing spend towards web platform Bookings (1) ($m)

Strong interim results, fully on track to meet 2021 targets, rapid growth maintained in the post-COVID environment nexters

Monthly paying users (1)
('000 users)



9%
42%
291
318
280
397
Q1 2020
Q1 2021
Apr 2020
Apr 2021

- Significant growth in MPUs driven by **record high investment in user acquisition** in Q1 2021 and **improved forecasting** allowing to deploy marketing expense more efficiently
- We recorded further growth in MPUs in April 2021 compared to Q1 2021 and significant increase in comparison to April 2020
- New marketing initiatives allowed to acquire **users with shorter expected payback period**

Average bookings per paying user (2)
($/month)



7%
6%
107
115
118
126
Q1 2020
Q1 2021
Apr 2020
Apr 2021

- ABPPU also grew in April 2021 as compared to April 2020, in line with the percentage growth achieved in Q1 2021 as compared to Q1 2020

Bookings (3)
($m)



15%
98
113
Q1 2020
Q1 2021

- Strong growth in bookings in Q1 reflecting MPUs and ABPPU dynamics
- Acceleration of bookings growth in Q2 fueled by accelerated growth of MPU resulting from successful marketing initiatives in 2021

Source: Company information
(1) The Company defines Monthly Paying Users, or MPUs, as the number of individuals who made a purchase of a virtual item at least once on a particular platform in the 30-day period ending with the measurement date; Quarterly MPU is the average of MPUs for each month for the respective quarter
(2) The Company defines Average Bookings Per Paying User, or ABPPU, as its total Bookings attributable to in-game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period
(3) The Company defines Bookings as revenue generated from both in-game purchases and advertising before taking into account deferral of certain revenue attributable to purchases of durable virtual items

28

Forecast financial performance[1]

($ in millions)	FY 2020	FY 2021	FY 2022	FY 2023	CAGR's 20-23
Bookings [2], thereof:	**443**	**610**	**740**	**876**	**26%**
Hero Wars	*443[4]*	*598*	*624*	*620*	*12%*
New titles	-	*12*	*116*	*256*	*n/a*
Cost and expenses:	**(313)**	**(493)**	**(542)**	**(640)**	**27%**
Adjusted platform commissions [3]	(128)	(185)	(227)	(265)	27%
Selling and marketing expenses, thereof:	(166)	(265)	(259)	(316)	24%
Related to Hero Wars	*(166)[4]*	*(251)*	*(174)*	*(193)*	*5%*
Related to New titles	-	*(14)*	*(85)*	*(123)*	*n/a*
Game operation cost and general and administrative expenses	(19)	(43)	(56)	(59)	46%

Source: Company information
Note: Projections for Hero Wars and new titles
(1) See page 37 for information regarding changes made to our previously published forecasts
(2) The Company defines Bookings as revenue generated from both in-game purchases and advertising, before taking into account deferral of certain revenue attributable to purchases of durable virtual items
(3) The Company defines adjusted platform commissions as commissions charged by platforms which it uses to distribute its games, before taking into account deferral of certain commission fees
(4) Including legacy titles

29

30 Experienced team We have assembled a seasoned team with a successful track - record of making profitable games Reiterating Ne x ters investment thesis Source: Company information Effective marketing We are experts in attracting high LTV users to our games 2 Robust monetization We know how to develop premium content that engages users for years 3 1 Growth opportunities We have multiple organic and inorganic growth opportunities leveraging our scaled platform 4

Tra n saction Overview

32 Tra n saction overview Note: Assumes no redemptions. Excludes any dilution from 20.3 million public, FPA and sponsor warrants struck at $11.50. Excludes impact of 20.0 million founders and management earnout shares (with 50% vested at $13.50 and 50% vested at $17.00) (1) Assuming net cash position of $15m at closing E v erix SPAC shareholders Sponsor (incl. FPA and co - investment) Total 81 .1 25.0 11.8 205.0 42% 4 0% 1 2% 6% 205m S h ares sponsor SPAC shareholders E v erix Founders & Manage m e nt Founders and Management 87 .1 So urces U s es Cash to sellers Cash from trust $250 Cash to balance sheet Sponsor investment (FPA) $50 Illustrative transaction fees $150 $135 $15 $300 Total uses Total sourc e s $300 Transaction share price Pro forma shares outstanding, m Pro forma enterprise value, $m EV / ’22E Bookings less Platform Costs & Operating Expenses $10.00 205.0 $1,900 9.6x Pro forma equity value, $m $2,050 Less: pro forma net cash, $m $(150) (1) Cash sources and uses ($ in millions) Pro forma capitalization and valuation Pro forma ownership SPAC Shares outstanding (#m) Summary overview Nexters to merge with Kismet Acquisition One (“Kismet”) at a pro forma enterprise value of $1.9 billion (9.6x ’22E Bookings less Platform Costs & Operational Expenses) Sponsor of Kismet has committed to invest $50 million in the transaction ($20 million pursuant to a forward purchase agreement and $30 million in incremental investment) Minimum cash condition for deal closing is $100 million, out of which $50 million is provided by the Sponsor ~$135 million of primary capital delivered 20.0 million founders and management earnout shares (with 50% vested at $13.50 and 50% vested at $17.00)

A p p e nd i x

34 39% 23% 13% 42% 23% Ope r ational and valuation benchmarking Nexters’ multiples assume a $1.9bn Enterprise Value Source: Company information, FactSet as of 6/14/2021. Note: Gaming Peers Average includes Tencent, NetEase, Activision Blizzard, Electronic Arts, NEXON, Take - Two Interactive, Ubisoft Entertainment, Embracer Group, and Netmarble. Zynga, Playtika, and Stillfront sorted by descending market cap. (1) Gaming peers average does not include Take - Two due to lack of broker estimates. (2) Growth adjusted multiples calculated as (EV / Adj. EBITDA / ’21E - ’23E EBITDA CAGR / 100). (3) Future contingent consideration payments included for peers (treated as debt) ‘22E Growth Adj. EV/Bookings less Platform Costs & Operating Expenses (2) (3) ‘22E EV/Bookings Multiples (3) ‘22E EV/Bookings less Platform Costs & Operating Expenses Multiples (3) Gam i ng Pe e rs Average ‘20E – ’23E Bookings CAGR 2.6x 4.1x 4.4x 5.2x 4.8x 9.6x 16.5x 11.7x 13.4x 14.8x 0.2x 1.1x 1.5x 0.7x 1.3x (1) 26%

35 Reco n ciliation: Revenue to bookings Source: Company information (1) (2) We record the sale of durable virtual items within our games as deferred revenue and then generally recognize that revenue ratably over the average playing period of players for the applicable game (player's lifespan), which represents our best estimate of the average life of the durable virtual item The Company defines Bookings as revenue generated from both in - game purchases and advertising, before taking into account deferral of certain revenue attributable to purchases of durable virtual items ($ in thousands) FY 2019 FY 2020 Revenue 93 811 259 516 Increase in deferred revenue (1) 75 099 183 517 Bookings (2) 168 910 443 033

36 Case s t udy: revenue and deferred revenue recognition In accordance with IFRS Nexters recognizes revenue for online game bookings in a Nexters mobile game as follows: CASE STUDY: A player purchases $100 of virtual currency in Hero Wars Then the player purchases a durable virtual item by using the virtual currency Assuming 5 month average playing period of a paying user Bookings recognized in month 1 = $100 Revenue recognized in month 1 = $20 Deferred Revenue at end of month 1 = $80 $100 Bookings Revenue Recognition $100 Bookings / 5 months = $20 per month Months 2 - 5 Month 1 $ 20 R e venue $80 Deferred Revenue $100 Bookings

Comparison of new forecast vs. previous forecast

nexters

($ in millions)

		Current forecast (Jun-21)				*Previous forecast (Feb-21)*				*Variance*		
	FY 2020	FY 2021	FY 2022	FY 2023	*CAGR's 20-23*	FY 2021	FY 2022	FY 2023	*CAGR's 20-23*	FY 2021	FY 2022	FY 2023
Bookings [1]	**443**	**610**	**740**	**876**	**26%**	**520**	**666**	**814**	**22%**	**90**	**74**	**62**
Cost and expenses:	**(313)**	**(493)**	**(542)**	**(640)**	**27%**	**(383)**	**(503)**	**(614)**	**25%**	**(110)**	**(39)**	**(26)**
Adjusted platform commissions [2]	(128)	(185)	(227)	(265)	27%	(163)	(205)	(252)	25%	(22)	(22)	(13)
Selling and marketing expenses	(166)	(265)	(259)	(316)	24%	(189)	(257)	(314)	24%	(76)	(2)	(2)
Game operation cost and general and administrative expenses	(19)	(43)	(56)	(59)	46%	(31)	(40)	(47)	35%	(12)	(16)	(12)

- **The key reason behind forecast revision was our strong YTD performance, driven by the scale and efficiency of our user acquisition strategy**
- **User cohorts acquired during January –May 2021 demonstrated considerably better forecasted 1st year LTV/CAC[3] patterns vs. the user cohorts acquired in the second half of 2020**
- **To use this opportunity, we intensified our investments into future growth and substantially increased our marketing spend during January – May 2021 compared to our projections that were factored into our previous forecast, which allowed us to acquire more profitable users with a shorter expected payback period at a massive scale**

Source: Company information
Note: Projections for Hero Wars and new titles
(1) The Company defines Bookings as revenue generated from both in-game purchases and advertising, before taking into account deferral of certain revenue attributable to purchases of durable virtual items
(2) The Company defines adjusted platform commissions as commissions charged by platforms which it uses to distribute its games, before taking into account deferral of certain commission fees
(3) LTV is defined as cumulative revenue from monthly cohort of players during first 360 days, estimated using internal statistical models, divided by number of installs in a monthly cohort; CAC is defined as marketing costs divided by number of installs in a monthly cohort of players

37

38 A ss ets Non - current assets Property and equipment 62 171 Intangible assets 336 76 Long - term deferred platform commission fees 37 122 89 562 Right - of - use assets 71 1 044 Total non - current assets 37 591 90 853 Current assets Deferred platform commission fees – – Trade and other receivables 24 789 33 163 Loans receivable 521 8 Cash and cash equivalents 17 565 84 557 Prepaid tax – 3 137 Total current assets 42 875 120 865 TOTAL ASSETS 80 466 211 718 Liabilities and shareholders’ equity Equity Share capital 27 27 Other reserves 8 106 8 289 Accumulated deficit (56 702) (111 070) Total equity (48 569) (102 754) Non - current liabilities Long term loans 45 – Lease liabilities – non - current 21 818 Long - term deferred revenue 22 951 78 985 Total non - current liabilities 23 017 78 803 Current liabilities Short term loans 3 983 49 Lease liabilities – current 49 293 Trade and other payables 14 467 19 599 Tax liability 291 17 Deferred revenue 87 228 214 711 Total current liabilities 106 018 234 669 Total liabilities 129 035 314 472 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY 80 466 211 718 Bala n ce Sheet Source: Company information ($ in thousands) FY 2 0 1 9 FY 2 0 2 0

39 Profi t and Loss Statement Source: Company information (1) Based on a weighted average number of ordinary shares for basic and diluted earnings per share of 20,000 ($ in thousands) Revenue 93 811 259 516 Cost of revenue: Platform commissions (28 766) (75 188) Game operation cost (14 817) (16 402) Selling and marketing expenses (82 180) (165 756) General and administrative expenses (1 701) (2 701) Total costs and expenses, excluding depreciation and amortization (127 464) (260 047) Depreciation and amortization (286) (561) Loss from operations (33 939) (1 092) Net finance income/(expenses) 240 1 778 Income/(loss) before income tax (33 699) 686 Income tax expense (7) (18) Income/(loss) for the year net of tax (33 706) 668 Other comprehensive income/(loss) (3) 15 Total comprehensive income/(loss) for the year net of tax (33 709) 683 Earnings/(loss) per share: Basic and diluted earnings/(loss) per share, US$ (1) (1 685) 33 FY 2 0 1 9 FY 2 0 2 0

40 Ca s h Flow Statement Source: Company information ($ in thousands) Operating activities (Loss)/Profit for the year (33 706) 668 Adjustments for: Depreciation and amortization 286 561 Share - based payments expense 4 584 299 Net finance income excluding bank charges (327) (1 953) Income tax expense 7 18 Changes in working capital : (29 156) (407) (Increase)/decrease in deferred platform commissions (23 448) (52 440) Increase/(decrease) in deferred revenue 75 099 183 517 (Increase)/decrease in trade and other receivables (20 443) (7 679) Increase/(decrease) in trade and other payables 13 103 1 036 Total changes in working capital 44 311 124 434 Income tax paid (200) (3 423) Interest received – 19 Net cash flows generated from operating activities 14 955 120 623 Investing activities Acquisition of intangible assets (83) – Acquisition of property, plant and equipment (19) (147) Loans granted (338) – Proceeds from repayment of loans 95 508 Net cash flows used in investing activities (345) 361 Financing activities Payments of lease liabilities (31) (367) Proceeds from borrowings 6 500 – Repayment of borrowings (2 418) (3 980) Interest paid (85) (17) Dividends paid and distribution to shareholders (4 122) (51 683) Net cash flows used in financing activities (156) (56 047) Net increase in cash and cash equivalents for the year 14 454 64 937 Cash and cash equivalents at the beginning of the year 3 073 17 565 Effect of changes in exchange rates on cash held 38 2 055 Cash and cash equivalents at the end of the year 17 565 84 557 FY 2 0 1 9 FY 2 0 2 0